Exhibit 10.10

Split Dollar Insurance Arrangement

As part of the compensation paid to the Company’s former President, Branson J. McRae, the Company entered into a split dollar insurance arrangement with Mr. McRae pursuant to which the Company agreed to pay the annual premiums on several life insurance policies, with a total face amount of $5 million, covering the lives of Mr. McRae and his wife, Mrs. Lorraine H. McRae. Under the terms of this arrangement, Mr. McRae was entitled to name the owners of the policies and upon the death of both of Mr. and Mrs. McRae the Company is entitled to a portion of the death benefits payable under the policies not to exceed the greater of (i) the cash surrender value of the policies and (2) the cumulative premiums paid by the Company on the policies. Mr. McRae died in February 1997. Mrs. McRae is currently 80 years old. Mr. and Mrs. McRae’s four children, including D. Gary McRae and James W. McRae, each of whom is a director and executive officer of the Company, were named the initial owners and beneficiaries of the policies. In November 1998 ownership of each of the policies was transferred to a partnership of which each of Mr. and Mrs. McRae’s children is a partner and D. Gary McRae and James W. McRae are the Managing Partners, and such partnership was named the beneficiary of each of the policies. The annual premiums on these policies total approximately $211,000. The Company has paid total premiums of $2,219,983 on these policies, which amount, together with any future premiums paid by the Company on the policies, will be repaid to the Company upon Mrs. McRae’s death.

Attached, as Annex A is a copy of a Split Dollar Insurance Agreement dated June 2, 1994, which formalizes the split dollar insurance arrangement with respect to one of the subject insurance policies. The Company is not in possession of any other written documentation formalizing the arrangement. The owner of the subject insurance policies, however, has confirmed its agreement with the foregoing description of the split dollar insurance arrangement and has agreed to be bound by its terms. The Company will formalize the split dollar insurance arrangement through a written agreement in the near future.

The next premiums payable on the policies will come due in February 2003. Prior to paying any such premiums the Company will review whether making any such payments would be prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, which restricts the Company’s ability to make loans to or for any director or executive officer.

ANNEX A

SPLIT DOLLAR INSURANCE AGREEMENT

(COLLATERAL ASSIGNMENT METHOD)

THIS AGREEMENT is entered into this 2nd day of June 1994, by and between McRae Industries, Inc., a North Carolina corporation (hereinafter called “Employer”), and Gail McRae Hutchinson, Sandra McRae Harris, Daniel Gary McRae, and James William McRae (hereinafter called “Owner”).

WHEREAS, Branson Jackson McRae is a valued Employee of the Employer, and Employer wishes to provide additional inducement for Employee’s continued employment, and as additional compensation, Employer wishes to assist Employee with a personal life insurance program by entering into a Split Dollar Insurance Agreement.

NOW, THEREFORE, Employer and Owner agree as follows:

1.	The life insurance policy with which this Agreement deals is Policy Number LL1723788 (hereinafter called “Policy”), issued by Hartford Life (hereinafter called “Insurer”) on the life of Branson Jackson McRae, and Lorraine Hamilton McRae in the face amount of $2,000,000.

2.	Gail McRae Hutchinson, Sandra McRae Harris, Daniel Gary McRae, and James William McRae shall be the Owner of the policy, and may exercise all ownership rights granted to the Owner by the terms of the Policy. It is the express intention of the parties to reserve to the Owner all rights in the policy granted by the terms of the Policy, including, but not limited to, the right to borrow against the policy, the right to assign the Owner’s interest in the Policy, the right to change the beneficiary of the Policy, the right to exercise settlement options, and the right to surrender or cancel the Policy (in whole or in part). The Employer shall not have nor exercise any right in and to the Policy, which could, in any way, endanger, defeat or impair any of the rights of the Owner in the Policy. The only rights in and to the Policy granted to the Employer shall be its security interest in the cash value of the policy, as defined, and its right to receive a portion of the death benefit of the Policy, as provided in this Agreement. The Employer shall not assign any of its rights in the Policy to anyone other than the Owner (or the owner’s transferee, if the Owner has transferred his/her rights in the Policy).

3.	Premiums on the Policy shall be paid by the Employer and shall be repaid to the Employer as provided in this Agreement.

4.	The Owner has, contemporaneously with the adoption of this agreement, assigned the Policy to the Employer as collateral, under a form of Collateral Assignment. The Employer’s interest in the Policy shall be specifically limited to the following rights in the cash value and to a portion of the death benefit:

(a)	The right to be repaid its cumulative premiums paid or, if less, the net cash surrender value of the Policy, in the event the Policy is totally surrendered or cancelled by the Owner, or the right to receive the surrender proceeds, to the extent of its cumulative premiums paid, in the event the Policy is partially surrendered or cancelled by the Owner, as provided in Paragraph 5 below.

(b)	The right to be repaid its cumulative premiums paid upon the death of the Employee, as provided in Paragraph 6 below.

(c)	The right to be repaid its cumulative premiums paid or, if less, the net cash surrender value of the Policy, or to receive ownership of the Policy, in the event of the termination of this Agreement, as provided in Paragraphs 8 and 9 below.

(d)	The right to be repaid a portion of its cumulative premiums paid if a Policy loan or partial surrender made by the Owner in any year causes the net cash surrender value of the Policy to be a sum less than the Employer’s cumulative premiums paid. In such case, the Owner will use a portion of any Policy loan proceeds or partial withdrawal to reduce the cumulative premiums paid by the Employer so as to cause the net cash surrender value to be equal to or greater than the Employer’s cumulative premiums paid. As used in this agreement, the term “net cash surrender value” means the cash surrender value of the Policy, less the amount of any then existing loans or withdrawals against the Policy obtained by the Owner pursuant to this paragraph.

5.	The Owner shall have the sole right to surrender or cancel the Policy (in whole or in part). In the event of a total surrender or cancellation by the Owner, the Employer shall be entitled to receive the then outstanding balance of its cumulative premiums paid, or, if less, the net cash surrender value of the Policy.

6.	Upon the death of the Employee, the Employer shall be entitled to receive a portion of the death benefit provided under the Policy equal to the then outstanding balance of its cumulative premiums paid. The balance of the death benefit provided under the Policy, if designated by the Owner, in the manner and in the amounts provided by the beneficiary designation of the Policy.

7.	This Agreement may be terminated, subject to the provisions of Paragraphs 8 and 9 below, by either party, with or without consent of the other party, by giving notice in writing to the other party.

8.	In the event of termination of this Agreement as provided in Paragraph 7 above, the Owner shall repay to the Employer, within sixty (60 days) of the date of termination, the then outstanding balance of its cumulative premiums paid, or if less, the net cash surrender value of the Policy. Upon receipt of this amount, the Employer shall execute an appropriate release of its Collateral Assignment of the Policy.

9.	If the Owner fails to repay the Employer the amount specified in Paragraph 8 above within sixty (60) days of the date of termination of the Agreement, the Owner shall execute any and all instruments that may be required to vest ownership of the Policy in the Employer. Thereafter, Owner shall have no further interest in the Policy or in this Agreement.

10.	The Owner shall have the sole right to borrow against the Policy, and the Employer shall have no right to obtain loans against the Policy, directly or indirectly, from the insurer or any other person, or pledge or assign the Policy as security for any loan.

11.	In the event the Owner shall transfer all interest in the Policy to a transferee, then all of the Owner’s interest in the Policy and in this Agreement shall be vested in the transferee, who shall become a substituted party, and the Owner shall have no further interest in the Policy or in this Agreement.

12.	The Insurer shall in no way be bound by, or be deemed to have notice of, the provisions of this Agreement.

13.	This Split Dollar Agreement may not be amended, altered or modified, except by a written instrument signed by each of the parties.

14.	Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party, and shall be given either by delivery to the other party personally, or by mailing, by United States Certified mail, postage prepaid, to the other party, addressed to the Party’s last known address as shown on the records of the Employer. The date of mailing shall be deemed the date of such mailed notice, consent or demand.

15.	This Agreement shall bind the Employer, the Owner and the Owner’s heirs, personal representatives, successors, and transferees, and any Policy beneficiary.

16.	This plan is intended to qualify as a life insurance employee benefit plan as described in Revenue Ruling 64-328.

17.	This Split Dollar Agreement, and the rights of the parties hereunder, shall be governed by and construed pursuant to the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

OWNER:

/s/	Gail McRae Hutchison /s/ Sandra McRae Harris

/s/	Daniel Gary McRae /s/ James William McRae

EMPLOYER:

McRAE INDUSTRIES, INC.

BY:	/s/ James W. McRae (Secretary)

54